Exhibit 99.1

TIME WARNER CABLE REPORTS

2013 FIRST-QUARTER RESULTS

NEW YORK, NY, April 25, 2013 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2013.

Time Warner Cable Chief Executive Officer Glenn Britt said: “Business Services continues to perform very well, generating 25% year-over-year revenue growth, and is on track for another terrific year. In Residential Services, we’re executing on our revitalization plans to build a fundamentally stronger and more agile operation. As a result, I remain very excited about the long-term prospects for this business.”

FINANCIAL RESULTS

Revenue for the first quarter of 2013 increased 6.6% from the first quarter of 2012 to $5.5 billion. Residential services revenue increased 4.0% to $4.6 billion, business services revenue grew 25.2% to $537 million, advertising revenue increased 8.1% to $228 million and other revenue grew 62.3% to $99 million.

(in millions; unaudited)	1st Quarter
			Change
	2013	2012	$	%
Residential services revenue:
Video	$2,671	$2,711	$(40)	(1.5%)
High-speed data	1,406	1,199	207	17.3%
Voice	519	508	11	2.2%
Other	15	15	—	—

Total residential services revenue	4,611	4,433	178	4.0%

Business services revenue:
Video	84	76	8	10.5%
High-speed data	256	208	48	23.1%
Voice	96	63	33	52.4%
Wholesale transport	55	41	14	34.1%
Other	46	41	5	12.2%

Total business services revenue	537	429	108	25.2%

Advertising revenue	228	211	17	8.1%

Other revenue	99	61	38	62.3%

Total revenue	$5,475	$5,134	$341	6.6%

Revenue for the first quarter of 2013 benefited from two additional months of revenue from Insight Communications Company, Inc., which was acquired on February 29, 2012, as detailed below.

(in millions; unaudited)	1st Quarter 2013
	Historical TWC(a)	Organic % Change(b)	Insight(c)	Total TWC
Residential services revenue:
Video	$2,578	(4.9%)	$93	$2,671
High-speed data	1,359	13.3%	47	1,406
Voice	495	(2.6%)	24	519
Other	14	(6.7%)	1	15

Total residential services revenue	4,446	0.3%	165	4,611
Business services revenue	525	22.4%	12	537
Advertising revenue	222	5.2%	6	228
Other revenue	99	62.3%	—	99

Total revenue	$5,292	3.1%	$183	$5,475

(a)	Historical TWC amounts include the results of Insight from March 1 through March 31, 2013 and exclude the results of Insight from January 1 through February 28, 2013.
(b)	Organic % Change represents the change between the Historical TWC amounts for the first quarter of 2013 and TWC’s results for the first quarter of 2012 included in the table on page 1.
(c)	Insight amounts represent Insight’s results for the period from January 1 through February 28, 2013.

Excluding the impact from Insight revenue during the first two months of the first quarter of 2013:

Residential services revenue

Residential services revenue growth was primarily driven by an increase in high-speed data revenue, partially offset by declines in video and voice revenue.

•	The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to an increase in equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as growth in high-speed data subscribers.
•	Residential video revenue decreased driven by declines in video subscribers and premium network and transactional video-on-demand revenue, partially offset by price increases and a greater percentage of subscribers purchasing higher-priced tiers of service.
•	Residential voice revenue decreased due to a decrease in average revenue per subscriber, partially offset by growth in voice subscribers.

Business services revenue

Business services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in cell tower backhaul revenue.

Advertising revenue

Advertising revenue increased primarily as a result of growth in revenue from advertising inventory sold on behalf of other video distributors.

Other revenue

Other revenue increased primarily as a result of fees from distributors of the Company’s two Los Angeles regional sports networks, which were launched on October 1, 2012.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the first quarter of 2013 increased 2.1% from the first quarter of 2012 to $1.9 billion. The increase was driven by revenue growth, partially offset by a 9.3% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs and video programming expenses, as well as the costs associated with the Company’s Los Angeles regional sports networks and the advertising inventory sold on behalf of other video distributors, both of which are included in other direct operating costs in cost of revenue.

•	Employee costs were up 10.4% to $1.2 billion primarily due to two additional months of costs associated with Insight that are included in the results for the first quarter of 2013, as well as a net increase in headcount driven by growth in business services and higher compensation costs per employee. Employee medical and pension costs increased $13 million and $9 million, respectively.
•	Video programming expenses grew 6.8% to $1.2 billion due to an increase in average monthly video programming costs per video subscriber and two additional months of Insight costs, offset, in part, by a decline in video subscribers. Average monthly video programming costs per video subscriber increased 7.5% year-over-year to $33.16 for the first quarter of 2013, primarily driven by contractual rate increases and the carriage of new networks.
•	Voice costs were up 4.7% to $156 million primarily as a result of an increase in voice subscribers and two additional months of Insight costs, partially offset by a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services.

Operating Income for the first quarter of 2013 increased 1.7% from the first quarter of 2012 to $1.1 billion driven by higher Adjusted OIBDA and a decrease in merger-related and restructuring costs, partially offset by higher depreciation and amortization expenses primarily as a result of two additional months of Insight costs associated with its property, plant and equipment and customer relationship intangible assets. The increase in depreciation expense was partially offset by certain assets acquired in the 2006 transactions with Adelphia Communications Corporation and Comcast Corporation that were fully depreciated as of July 31, 2012.

(in millions; unaudited)	1st Quarter
			Change
	2013	2012	$	%
Adjusted OIBDA(a)	$1,912	$1,873	$39	2.1%
Adjusted OIBDA margin(b)	34.9%	36.5%
Merger-related and restructuring costs	(31)	(45)	14	(31.1%)

OIBDA(a)	1,881	1,828	53	2.9%
Depreciation	(789)	(771)	(18)	2.3%
Amortization	(32)	(15)	(17)	113.3%

Operating Income	$1,060	$1,042	$18	1.7%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Adjusted OIBDA less Capital Expenditures for the first three months of 2013 totaled $1.1 billion, a 2.1% decrease over the first three months of 2012, due to higher capital expenditures, partially offset by higher Adjusted OIBDA. Capital Expenditures were $770 million for the first three months of 2013.

(in millions; unaudited)	1st Quarter
			Change
	2013	2012	$	%
Adjusted OIBDA(a)	$1,912	$1,873	$39	2.1%
Capital expenditures	(770)	(706)	(64)	9.1%

Adjusted OIBDA less capital expenditures(a)	$1,142	$1,167	$(25)	(2.1%)

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Net Income Attributable to TWC Shareholders was $401 million, or $1.35 per basic common share and $1.34 per diluted common share, for the first quarter of 2013 compared to $382 million, or $1.21 per basic common share and $1.20 per diluted common share, for the first quarter of 2012.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2013 and 2012 detailed in Note 1 to the accompanying consolidated financial statements, were $423 million and $1.41, respectively, for the first quarter of 2013 compared to $414 million and $1.30, respectively, for the first quarter of 2012. Adjusted Diluted EPS for the first quarter of 2013 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2013	2012	$	%
Net income attributable to TWC shareholders	$401	$382	$19	5.0%
Adjusted net income attributable to TWC shareholders(a)	$423	$414	$9	2.2%

Net income per common share attributable to TWC common shareholders:
Basic	$1.35	$1.21	$0.14	11.6%
Diluted	$1.34	$1.20	$0.14	11.7%
Adjusted Diluted EPS(a)	$1.41	$1.30	$0.11	8.5%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the first three months of 2013 decreased 7.9% to $661 million from $718 million in the first three months of 2012, due mainly to an increase in capital expenditures, partially offset by higher cash provided by operating activities. Cash Provided by Operating Activities for the first three months of 2013 was $1.4 billion, a 0.8% increase from the first three months of 2012. This increase was driven by higher Adjusted OIBDA and lower net interest payments, partially offset by an increase in working capital requirements.

(in millions; unaudited)	1st Quarter
			Change
	2013	2012	$	%
Adjusted OIBDA(a)	$1,912	$1,873	$39	2.1%
Net interest payments	(457)	(465)	8	(1.7%)
Net income tax payments	(17)	(19)	2	(10.5%)
All other, net, including working capital changes	(44)	(6)	(38)	633.3%

Cash provided by operating activities	1,394	1,383	11	0.8%
Add: Excess tax benefit from exercise of stock options	49	52	(3)	(5.8%)
Less:
Capital expenditures	(770)	(706)	(64)	9.1%
Cash paid for other intangible assets	(12)	(9)	(3)	33.3%
Other	—	(2)	2	(100.0%)

Free Cash Flow(a)	661	718	(57)	(7.9%)
Economic Stimulus Act impacts(b)	—	—	—	NM

Free Cash Flow excluding Economic Stimulus Act impacts	$661	$718	$(57)	(7.9%)

NM—Not meaningful.

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.
(b)	As the Company made no federal income tax payments during the first quarter of 2013 and 2012, the Economic Stimulus Acts had no impact on Free Cash Flow for each period. Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity, which totaled $23.6 billion as of March 31, 2013, increased slightly from December 31, 2012 as Free Cash Flow and the impact of a favorable change in exchange rates on foreign currency denominated debt were more than offset by the cash used for share repurchases and the dividend payment.

(in millions; unaudited)	3/31/2013	12/31/2012
Long-term debt	$24,248	$25,171
Debt due within one year	2,273	1,518

Total debt	26,521	26,689
Cash and equivalents	(2,793)	(3,304)
Short-term investments in U.S. Treasury securities	(475)	(150)

Net debt(a)	23,253	23,235
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$23,553	$23,535

(a)	Net debt is defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities.

RETURN OF CAPITAL

Time Warner Cable returned $855 million to shareholders during the first quarter of 2013. Share repurchases during the first quarter of 2013 totaled $660 million or 7.1 million shares of common stock. As of March 31, 2013, $1.6 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid a regular dividend of $0.65 per share of common stock, $195 million in aggregate, during the first quarter of 2013.

SUBSCRIBER METRICS

(in thousands)	12/31/2012	Net Additions (Declines)	3/31/2013
Residential services subscribers:
Customer relationships	14,674	19	14,693
Video	12,030	(119)	11,911
High-speed data	10,935	131	11,066
Voice	5,024	(35)	4,989
Business services subscribers:
Customer relationships	563	16	579
Video	188	1	189
High-speed data	460	12	472
Voice	224	13	237

Single play subscribers	5,907	32	5,939
Double play subscribers	5,036	38	5,074
Triple play subscribers	4,294	(35)	4,259

Total customer relationships	15,237	35	15,272

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, April 25, 2013. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Justin Venech (212) 364-8242	Tom Robey	(212) 364-8218
	Laraine Mancini	(212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,
	2013	2012
	(in millions)

ASSETS
Current assets:
Cash and equivalents	$2,793	$3,304
Short-term investments in U.S. Treasury securities	475	150
Receivables, less allowances of $67 million and $65 million as of March 31, 2013 and December 31, 2012, respectively	762	883
Deferred income tax assets	322	317
Other current assets	252	223

Total current assets	4,604	4,877
Investments	77	87
Property, plant and equipment, net	14,653	14,742
Intangible assets subject to amortization, net	620	641
Intangible assets not subject to amortization	26,011	26,011
Goodwill	2,885	2,889
Other assets	449	562

Total assets	$49,299	$49,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$511	$653
Deferred revenue and subscriber-related liabilities	187	183
Accrued programming expense	899	872
Current maturities of long-term debt	2,273	1,518
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Other current liabilities	1,704	1,799

Total current liabilities	5,874	5,325
Long-term debt	24,248	25,171
Deferred income tax liabilities, net	11,407	11,280
Other liabilities	828	750
TWC shareholders’ equity:
Common stock, $0.01 par value, 292.8 million and 297.7 million shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	7,485	7,576
Retained earnings	90	363
Accumulated other comprehensive loss, net	(640)	(663)

Total TWC shareholders’ equity	6,938	7,279
Noncontrolling interests	4	4

Total equity	6,942	7,283

Total liabilities and equity	$49,299	$49,809

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in millions, except
	per share data)
Revenue	$5,475	$5,134
Costs and expenses:
Cost of revenue(a)	2,634	2,404
Selling, general and administrative(a)	929	857
Depreciation	789	771
Amortization	32	15
Merger-related and restructuring costs	31	45

Total costs and expenses	4,415	4,092

Operating Income	1,060	1,042
Interest expense, net	(398)	(405)
Other expense, net	(1)	(3)

Income before income taxes	661	634
Income tax provision	(260)	(251)

Net income	401	383
Less: Net income attributable to noncontrolling interests	—	(1)

Net income attributable to TWC shareholders	$401	$382

Net income per common share attributable to TWC common shareholders:
Basic	$1.35	$1.21

Diluted	$1.34	$1.20

Average common shares outstanding:
Basic	295.1	313.9

Diluted	299.4	319.0

Cash dividends declared per share of common stock	$0.65	$0.56

(a)	Cost of revenue and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$401	$383
Adjustments for noncash and nonoperating items:
Depreciation	789	771
Amortization	32	15
Loss from equity-method investments, net of cash distributions	1	5
Deferred income taxes	113	113
Equity-based compensation expense	42	53
Excess tax benefit from equity-based compensation	(49)	(52)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	132	156
Accounts payable and other liabilities	(38)	(45)
Other changes	(29)	(16)

Cash provided by operating activities	1,394	1,383

INVESTING ACTIVITIES
Capital expenditures	(770)	(706)
Business acquisitions, net of cash acquired	—	(1,336)
Purchases of investments	(325)	(50)
Return of capital from investees	7	—
Acquisition of intangible assets	(12)	(9)
Other investing activities	7	8

Cash used by investing activities	(1,093)	(2,093)

FINANCING ACTIVITIES
Repayments of long-term debt assumed in acquisitions	—	(1,350)
Repurchases of common stock	(660)	(356)
Dividends paid	(195)	(179)
Proceeds from exercise of stock options	54	79
Excess tax benefit from equity-based compensation	49	52
Taxes paid in cash in lieu of shares issued for equity-based compensation	(51)	(39)
Other financing activities	(9)	(45)

Cash used by financing activities	(812)	(1,838)

Decrease in cash and equivalents	(511)	(2,548)
Cash and equivalents at beginning of period	3,304	5,177

Cash and equivalents at end of period	$2,793	$2,629

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three months ended March 31, 2013 and 2012:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
1st Quarter 2013:
As reported	$1,881	$(821)	$1,060	$(399)	$(260)	$401	$1.34
Year-over-year change, as reported:
$	$53	$(35)	$18	$10	$(9)	$19	$0.14
%	2.9%	4.5%	1.7%	(2.4%)	3.6%	5.0%	11.7%
Items affecting comparability:
Merger-related and restructuring costs	31	—	31	—	(12)	19	0.06
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	5	(2)	3	0.01

As adjusted	$1,912	$(821)	$1,091	$(394)	$(274)	$423	$1.41
Year-over-year change, as adjusted:
$	$39	$(35)	$4	$8	$(3)	$9	$0.11
%	2.1%	4.5%	0.4%	(2.0%)	1.1%	2.2%	8.5%

1st Quarter 2012:
As reported	$1,828	$(786)	$1,042	$(409)	$(251)	$382	$1.20
Items affecting comparability:
Merger-related and restructuring costs	45	—	45	—	(17)	28	0.09
Asset impairment(c)	—	—	—	10	(4)	6	0.02
Gain on equity award reimbursement obligation to Time Warner(b)	—	—	—	(3)	1	(2)	(0.01)

As adjusted	$1,873	$(786)	$1,087	$(402)	$(271)	$414	$1.30

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC.

2.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of TWC’s separation from Time Warner on March 12, 2009 (the “Separation”).

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.